                                                               Betty  O. Derrick
                                                     Direct Dial: (404) 888-7433
                                                      Direct Fax: (404) 870-4824
                                                       E-mail: BDerrick@wcsr.com
                                  EXHIBIT 5.1


                                April 20, 1998


Board of Directors
Premier Bancshares, Inc.
2180 Atlanta Plaza
950 E. Paces Ferry Road
Atlanta, Georgia 30326

          Re:  Premier Bancshares, Inc.
               Registration Statement on Form S-4 (the "Registration Statement") 8,212,733 Shares of Common Stock
               40,770 Shares of Preferred Stock

Ladies and Gentlemen:

        We have acted as counsel for Premier Bancshares, Inc. (the "Company") in connection with the proposed public offering of the shares of its Common Stock and Preferred Stock covered by the above-described Registration Statement.

        In connection therewith, we have examined the following: (i) the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Georgia; (ii) the Bylaws of the Company, certified as complete and correct by the Secretary of the Company; (iii) the minute book of the Company, certified as correct and complete by the Secretary of the Company; (iv) the certificate of Good Standing with respect to the Company, issued by the Georgia Secretary of State; and (v) the Registration Statement (including the exhibits thereto).

        Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that:

        The 8,212,733 shares of Common Stock and the 40,770 shares of Preferred Stock covered by the Registration Statement have been legally authorized and when issued in accordance with the terms described in said Registration Statement, will be validly issued, fully paid and nonassessable.

                                                              Board of Directors
                                                        Premier Bancshares, Inc.
                                                                  April 20, 1998
                                                                          Page 2


        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,


                                    WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
                                    A Professional Limited Liability Company



                                    /s/ Womble Carlyle Sandridge & Rice, PLLC

EOD:nmo